FUND PARTICIPATION AGREEMENT

This Agreement dated as of the 1st. day of January, 2006 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively “Nationwide”) and the current and any future
Nationwide separate accounts as applicable (“Variable Accounts”) and Neuberger Berman Management Inc. ( "the Company," “Adviser” or “Distributor”), which serves as adviser and distributor to the Neuberger Berman Adviser Management Trust (the “Trust”) and its portfolios (the "Funds") listed on Exhibit B.

RECITALS

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively “Variable Products ”) through its Variable Accounts; and

WHEREAS, Nationwide also provides administrative and/or recordkeeping services listed on Exhibit D for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and

WHEREAS, Nationwide and the Company mutually desire the inclusion of the Funds as investment options in the Variable Products; and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Funds; and

WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products as long as the investment allocations are in compliance with the Funds' frequent trading policies; and

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as investment options in the Variable Products offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law.  Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (“1940 Act”), unless exempt from registration based on Section 3(c) 1 or 3(c) 7 of the 1940 Act, or any other applicable exemption.

Nationwide represents that it will amend the registration statements under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt.  Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.

Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Internal Revenue Code of 1986, as Amended (the “Code”).  Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws or regulations.

REPRESENTATIONS BY THE COMPANY

The Company represents that it the Trust is duly organized and validly existing under applicable state law.  The Company represents that the Trust's shares are duly authorized for issuance in accordance with applicable law, that the Trust is registered as an open-end management investment company under the 1940 Act, and the Trust will maintain its registration as an investment company under the 1940 Act.

The Company further represents that: The Trust shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold to the Variable Accounts under the 1933 Act.  The Trust will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  The Trust will register and qualify the shares of the Funds for sale in all states, where applicable, and will promptly notify Nationwide if any shares are not qualified in a particular state.  Notwithstanding the above representations, the Board of Trustees of a Trust may suspend or terminate the offering of the shares or a class of shares of the Fund if such action is required by applicable law or by regulatory authorities having jurisdiction, or if, the Board of Trustees in its sole discretion, acting in good faith and consistent with the Board's fiduciary duties, determines that suspension or termination of the offering of such shares or class of shares is in the best interests of the Fund and its shareholders.

The Company represents that the Trust are currently qualified as regulated investment companies under Subchapter M of the Code, and that the Trust shall make every effort to maintain such qualification.  The Company shall promptly notify Nationwide upon having a reasonable basis for believing that the Trust have ceased to so qualify, or that they may not qualify as such in the future.

The Company represents that the Funds currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the
Federal Tax Regulations, if required, and that such Funds will make every effort to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund’s prospectus.  The Company will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply.  The Company shall make every effort to remedy any failure of a Fund to comply with Section 817(h) within the time frame set forth by Section 817(h).

The Distributor represents that it is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, and is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”) and serves as principal underwriter/distributor of the Funds and that it will perform its obligations for the Fund in accordance with any applicable state and federal securities laws.

The Adviser represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for the Fund in accordance with any applicable state and federal securities laws.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day.  A "Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and Statement of Additional Information.  Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf.  Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

VOTING

For so long as and to the extent that the Securities and Exchange Commission (the
"SEC") continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by a Fund (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to contract owners) and shall vote Fund shares in accordance with instructions received from the contract owners who have interests in such Fund shares.  Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner’s qualified retirement plan document, if applicable.  Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account's acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, a monthly statement of account, which shall confirm all transactions made during that particular month.

The Company shall promptly provide Nationwide with a reasonable quantity (in light of the number of existing contract or policy owners) of the Funds’ prospectuses, Statements of Additional Information and any supplements thereto.

EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Company and/or the Fund.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Company and/or Fund is responsible for the expenses of the cost of registration of the Funds’ shares, or preparation of the Funds’ prospectuses, statements of additional information, proxy materials, reports and the preparation of other related statements and notices required by law (“Fund Materials”) for distribution in reasonable quantities to contract owners except as otherwise mutually agreed upon by the parties to the
Agreement.

Nationwide is responsible for distributing Fund prospectuses to its existing contract owners.  For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses, the Company or Fund will provide updated Fund prospectuses for mailing to contract owners, or if a combined printing is done by Nationwide, the Company or Fund will pay the lesser of:

(a)  The cost to print individual fund prospectuses; or
(b)  The Company's portion of the total printing costs if Nationwide does not use individual prospectuses, but reprints fund prospectuses in another format; or
(c)  The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses, but reproduces the prospectuses in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.

FUND SUBSTITUTION

Should the removal of a Fund from a Variable Product be desired by both parties, the parties agree to share any reasonable expenses incurred as a result of removing such Fund as an available investment option.  The parties agree to provide reasonable advance notice of their election to remove a Fund.  The Company acknowledges that Nationwide may need to seek the approval of the SEC under Section 26 (c) of the 1940 Act for any fund substitution.  Nationwide agrees to provide 60 days’ advance written notice to the Company and Fund of any substitution of a Fund.

MIXED AND SHARED FUNDING

The Company represents that it has or will obtain a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act.  As set forth in the Notice of the Company's application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board of Trustees of the Fund
(the “Board”), and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application.  Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.  If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Insurance Companies participating in the Fund.  If the Board determines that Nationwide is responsible for causing or creating said conflict or that such conflict exists as a result of Nationwide’s participation in the Fund, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include, but shall not be limited to:

(a)  Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of the appropriate group (i.e., variable annuity contract owners who vote in favor of such segregation), or offering to the affected variable annuity owners the option of making such a change; and/or
(b)  Establishing a new registered management investment company or new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board's election, to withdraw the Variable Account's investment in the Fund.

For the purpose of this Section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this Section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.

SALES LITERATURE

Nationwide and its agents shall make no representations about the Company except those contained in publicly available documents or other documents produced by the Company (or an entity on its behalf).  Nationwide agrees to allow a reasonable period of time for the Company to review sales literature relating to the Variable Products, which discusses the Funds.  Upon reasonable request, Nationwide agrees to furnish draft copies to the Company and allow a reasonable period of time for the review of such material prior to use and prior to the submission of such material to any applicable regulatory entity. The Company must either provide comments within a reasonable period of time or affirmatively decline to provide comments.   Failure to provide comments or
affirmatively decline to provide comments within a reasonable period of time shall constitute acceptance of such sales literature.

The Company and its agents shall make no representations about Nationwide except those contained in publicly available documents or other documents produced by Nationwide (or an entity on its behalf).  The Company agrees to allow a reasonable period of time for Nationwide to review sales literature relating to the Funds, which discuss the Variable Products. Upon reasonable request, the Company agrees to furnish draft copies to Nationwide and allow a reasonable period of time for the review of such material prior to use and prior to the submission of such material to any applicable regulatory entity.  Nationwide must either provide comments within a reasonable period of time or affirmatively decline to provide comments.  Failure to provide comments or affirmatively decline to provide comments within a reasonable period of time shall constitute acceptance of such sales literature.

PRIVACY AND CONFIDENTIALITY

For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

For purposes of this Section, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties.  Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; or, (e) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

In the event Confidential Information includes Customer Information, the Customer Information clause controls.

SECURITY

Both Parties will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective.  Further, the Company agrees that it will comply with the USA PATRIOT Act as applicable and effective.

INDEMNIFICATION

INDEMNIFICATION BY NATIONWIDE

(a)  Nationwide agrees to indemnify and hold harmless the Fund, the Distributor, the Adviser, and each of their Directors, Trustees, officers, employees and agents, and any affiliated person of the Fund, Distributor or Adviser within the meaning of Section
2(a)(3) of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Nationwide) or litigation expenses (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to the sale or acquisition of the Fund's shares or the Variable Products issued by Nationwide and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus (which shall include the portions of any offering memoranda that contain information regarding the Fund, Distributor or Adviser) for the Variable Products issued by Nationwide or sales literature or other promotional material for such Variable Products (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Nationwide by or on behalf of the Fund for use in the registration statement or prospectus for the Variable Products issued by Nationwide or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of such Variable Products or Fund shares; or

(ii) arise out of or as a result of any untrue statement or misrepresentation (other than misstatements or misrepresentations contained in the registration statement, prospectus or sales literature or other promotional material of the Fund not supplied by Nationwide or persons under its control) or wrongful conduct of Nationwide or any of its affiliates, employees or agents with respect to the sale or distribution of the Variable Products issued by Nationwide or the Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished by or on behalf of Nationwide; or

(iv) arise out of or result from any material breach of any representation and/or warranty made by Nationwide in this Agreement or arise out of or result from any other material breach of this Agreement by Nationwide; except to the extent provided in Sections (b)
and (c) below.

(b) Nationwide shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation expenses to which an Indemnified
Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party's duties or by reason of the Indemnified Party's reckless disregard of obligations or duties under this Agreement.

(c) Nationwide shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Party shall have notified Nationwide in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Party shall have received notice of such service on any designated agent).

(d) In case any such action is brought against the Indemnified Parties, Nationwide shall be entitled to participate, at its own expense, in the defense of such action.  Nationwide shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from Nationwide to such party of Nationwide's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Nationwide will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.  If Nationwide assumes the defense or representation of an Indemnified Party, Nationwide shall not consent or agree to any settlement without the prior approval of the Indemnified Party.

INDEMNIFICATION BY THE COMPANY

(a)  The Company agrees to indemnify and hold harmless Nationwide and Nationwide's affiliated principal underwriter of the Variable Products, and each of their Directors, Officers, employees, and agents, and any affiliated person of Nationwide within the meaning of Section 2(a)(3) of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company or litigation expenses (including reasonable legal and other expenses) to which the Indemnified
Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to the sale or acquisition of the Fund's shares or the Variable Products issued by Nationwide and:

(i)  arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company or the Fund or the designee of either by or on behalf of Nationwide for use in the registration statement or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in the registration statement or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Products issued by Nationwide or Fund shares;
or

(ii)  arise out of or as a result of any untrue statement or misrepresentations (other than misstatements or misrepresentations contained in the registration statement, prospectus or sales literature or other promotional material for the Variable Products not supplied by the Company or any employees or agents thereof) or wrongful conduct of the Company, or the affiliates, employees, or agents of the Company with respect to the sale or distribution of the Variable Products issued by Nationwide or Fund shares; or

(iii)  arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature or other promotional material covering the Variable Products issued by Nationwide, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to Nationwide by or on behalf of the Fund; or

(iv)  arise out of or result from any material breach of any representation and/or warranty made by the Company or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; except to the extent provided in Sections (b) and (c) hereof.

(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation expenses to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party's duties or by reason of the Indemnified Party's reckless disregard of obligations or duties under this Agreement.

(c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Party shall have received notice of such service on any designated agent).

(d) In case any such action is brought against the Indemnified Parties, the Company will be entitled to participate, at is own expense, in the defense thereof.  The Company shall also be entitled to assume the defense of such action, with counsel satisfactory to the party named in the action.  After notice from the Company to such party of the
Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expense subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.  If the Company assumes the defense or representation of an Indemnified Party, the Company shall not consent or agree to any settlement without the prior approval of the Indemnified Party.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Ohio.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate as to the availability of shares of the Funds:

(1)  at the option of Nationwide, the Company, or the Fund upon at least 90 days advance written notice to the other;
(2)  at any time upon the Company's election, if the Company determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners.  Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;
(3)  at the option of Nationwide, if Fund shares are not reasonably available to meet the requirements of the Variable Products as determined by Nationwide.  Reasonable advance notice of election to terminate (and time to cure) shall be furnished by Nationwide;
(4)  upon a decision by Nationwide, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products for which the Fund shares have been selected to serve as the underlying investment medium.  Nationwide shall give at least 60 days written notice to the Fund of any proposal to substitute Fund shares;
(5)  if the applicable annuity contracts and life insurance policies are not treated as annuity contracts or life insurance policies by applicable regulatory entities or under applicable rules and regulations;
(6)  if the Variable Accounts are not deemed “segregated asset accounts” by the applicable regulatory entities or under applicable rules and regulations;
(7)  at the option of Nationwide or the Company, upon institution of relevant formal proceedings against the broker-dealer(s) marketing the Variable Products, the Variable Accounts, Nationwide or the Funds by the NASD, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body;
(8)  upon assignment of this Agreement unless such assignment is made with the written consent of each party and in accordance with applicable law;
(9)  in the event Fund shares or the Variable Products are not registered, issued or sold pursuant to federal law and state securities laws, or such laws preclude the use of Fund shares as an underlying investment medium of the Variable Products issued or to be issued by Nationwide.  Prompt written notice shall be given by either party to the other in the event the conditions of this provision occur;
(10)  at the option of Nationwide, if Nationwide shall determine, in its sole judgment reasonably exercised in good faith, that the Fund or the Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of Nationwide.  Nationwide shall notify the Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Fund or Company and any other changes in circumstances since the giving of such notice, such determination of Nationwide shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;
(11)  at the option of the Company or the Fund, if the Company shall determine, in its sole judgment reasonably exercised in good faith, that Nationwide has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund or The Company.  The Company shall notify Nationwide in writing of such determination and the intent to terminate this Agreement, and after considering the actions taken by Nationwide and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination; and

Notwithstanding any of the foregoing provisions of this section, this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.

NOTICE

Each notice required by this Agreement shall be given in writing and delivered by U.S.
first class mail, overnight courier, in each case prepaid and addressed to:

Nationwide Financial Services, Inc.
One Nationwide Plaza 1-09-V3
Columbus, Ohio 43215
Attention:  Securities Officer
Fax Number:  614-249-2112

With a Copy to:
Nationwide Financial
One Nationwide Plaza, 1-12-04
Columbus, Ohio 43215
Attention: Vice President- Investment and Advisory Services

Neuberger Berman Management Inc.
605 Third Avenue
New York, New York 10158
Attention: President
Fax Number:  212-476-5781

Any party may change its address by notifying the other party(ies) in writing.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties or as expressly contemplated by this Agreement.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party.  Nothwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options.

SURVIVABILITY

Sections “Representations,” “Privacy/Confidentiality,”  “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement.  In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

THIRD PARTY AGREEMENT

The parties agree that the Funds are express third party beneficiaries of this Agreement.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

TERMINATION OF PRIOR AGREEMENTS

This Agreement replaces and supercedes the Fund Participation Agreement dated December 1, 1987 and all amendments thereto.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the

Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINACIAL SERVICES, INC.

By:
Name:                      Karen R. Colvin
Title:                      Attorney-in-Fact

NEUBERGER BERMAN MANAGEMENT INC.

By:
Name:                      Robert Conti
Title:                      Senior Vice President

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America

EXHIBIT B

FUNDS AND FEES

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

Funds:                                                                Fees:

NB AMT Limited Maturity Bond Fund Class I                           ______bps

NB AMT Socially Responsive Fund Class I                               ______bps

NB AMT All other funds Class I                                                   ______bps

NB AMT All Funds Class S                                                            ______bps

EXHIBIT C

FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service
(“DCCS”) Processing Procedures below and the rules and procedures of the SCC
Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by
Nationwide.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940 (the “1940 Act”) and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by Nationwide of any Instructions from the contract owner prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and, if such Instructions are timely transmitted to the Company, shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.           On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values ("Business Day"), the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions”) without supporting documentation from the contract owner.  On each Business Day, the Distributor shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.           Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Distributor that would affect its duties and obligations pursuant to this Agreement.

3.           Confirmed trades and any other information provided by the Distributor to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.           Trade information provided by Nationwide to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.           For each Fund/SERV transaction, Nationwide shall provide the Funds and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct.  Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions.
Nationwide certifies that all Instructions delivered to Distributor on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day.

Manual Processing Procedures

1.           On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by Nationwide prior to the Close of Trading on any given Business Day
(the "Trade Date") and transmitted to the Distributor by no later than 9:30 a.m. ET
("Instruction Delivery Cutoff Time") the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.           By no later than 6:00 p.m. ET on each Trade Date (“Price Communication
Time”), the Distributor will use its best efforts to communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable
Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

3.           As noted in Paragraph 1 above, by the Instruction Delivery Cutoff Time and after Nationwide has processed all approved transactions, Nationwide will transmit to the Distributor via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Distributor, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)           It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures.  Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the
Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)           Following the completion of the transmission of any Instruction Report by Nationwide to the Distributor by the Instruction Delivery Cutoff Time, Nationwide will verify that the Instruction Report was received by the Distributor.

(c)           In the event that an Instruction Report transmitted by Nationwide on any Business Day is not received by the Distributor by the Instruction Delivery Cutoff Time, due to
mechanical difficulties or for any other reason beyond Nationwide’s reasonable control, such Instruction Report shall nonetheless be treated by the Distributor as if it had been received by the Instruction Delivery Cutoff Time, provided that Nationwide retransmits such Instruction Report by facsimile transmission to the Distributor and such Instruction
Report is received by the Distributor’s financial control representative no later than 9:30 a.m. ET on T+1.  In addition, Nationwide will place a phone call to a financial control representative of the Distributor prior to 9:00 a.m. ET on T+1 to advise the Distributor that a facsimile transmission concerning the Instruction Report is being sent.

(d)           With respect to all Instruction Reports, the Distributor’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

(e)           By no later than 4:00 p.m. on T+1, and based on the information transmitted to the Distributor pursuant to Paragraph 3(c) above, Nationwide will use its best efforts to verify that all Instruction Reports provided to the Distributor on T+1 were accurately received and that the trades for each Account were accurately completed and Nationwide will use its best efforts to notify Distributor of any discrepancies.

4.           As set forth below, upon the timely receipt from Nationwide of the Instruction Reports, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)           Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instruction Reports which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer by 1:00 p.m. ET on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Distributor to cover such net purchase order.  In the case of Instruction Reports which constitute a net redemption order, settlement shall occur by the Distributor using its best efforts to cause the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (iii) suspend redemptions pursuant to the
1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars.

(b)           Nationwide (and its Variable Accounts) shall be designated as record owner of each account (“Record Owner”).  Distributor will provide Nationwide with all written confirmations required under federal and state securities laws.

(c)           On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of
Instruction Reports.  Instruction Reports will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)           Nationwide shall, upon receipt of any confirmation or statement concerning the accounts by such method acceptable to the Distributor and Nationwide, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly advise the Distributor in writing of any discrepancies between such information.  The Distributor and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Indemnification

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit C herein:  (i)
which is caused by the Funds or the Distributor, the Distributor shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the contract owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Distributor shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

EXHIBIT D

Administrative Services

Nationwide or its designee provides certain administrative services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the
("Variable Products") issued by Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Nationwide Life Insurance Company of America
and/or Nationwide Life and Annuity Company of America through certain Nationwide
Variable Accounts.

The Funds will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to the Fund Participation Agreement.  The Company recognizes substantial savings of administrative services as a result of Nationwide performing certain administrative services ("Services") and other services on behalf of the Funds and agrees to pay Nationwide the fees set forth on Exhibit B ("Services Fees").

In consideration of the undertaking described herein, Nationwide and the Company agree that the Funds will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:

1.
Nationwide or its designee (for the acts and omissions of which Nationwide shall be as fully responsible to the Company as Nationwide is for Nationwide's own acts and omissions) agrees to provide Services for the contract owners of the Variable Products who choose the Funds as underlying investment options.  Such Services will include those described below.

2.
In consideration for the Services to be provided by Nationwide to the Variable Products pursuant to this Agreement, the Company will calculate and pay Nationwide the Service Fees at an annualized rate equal to the rates shown on Exhibit B of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.  Nationwide acknowledges that the Service Fees are commensurate with those charged other fund companies for commensurate services.

3.
The Service Fees will be paid to Nationwide as soon as practicable, but no later than 30 days after the end of the period in which they are earned.  The Service Fees will be paid on a quarterly or monthly basis.

4.
Nationwide and the Company agree that the Service Fees described in this Agreement do not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds; provided, however, that, to the extent that a Fund has approved a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), all or part of the fee with respect to that Fund may be payable from the proceeds of that plan.

5.
The parties agree that a Service Fee will be paid to Nationwide according to this Agreement with respect to each Fund as long as the shares of such Fund are held by the Variable Accounts.  This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement(s) with Nationwide.

6.
The Company recognizes that Nationwide incurs certain expenses relating to offering Funds in the Nationwide Advisory Services Program for Variable Account-13.  If the Company has Funds participating in Nationwide Variable Account-13, the Company agrees to pay a $_______ set up fee, per fund and a $______ annual maintenance fee per year, per fund.  Nationwide will invoice the Company annually for these fees.

Services Provided by Nationwide

Pursuant to the Agreement, Nationwide shall perform all administrative and shareholder services with respect to the Variable Products, including but not limited to, the following:

1.
Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners.  Nationwide will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of Nationwide (or its designee) as record owner of shares owned by contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.
Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.

6.	Generating written confirmations and quarterly statements to contract owners/participants.

7.
Distributing to contract owners, to the extent required by applicable law, Funds' prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.

EXHIBIT E

Mutual Fund Trading Practices Acknowledgement

In connection with the Fund Participation Agreement of even date herewith
("Agreement"), Nationwide hereby acknowledges to the Company that Nationwide (terms) defined in the Agreement are used herein as therein defined):

1.
Has complied, and continues to comply, with all relevant provisions of the Fund Participation Agreement, pursuant to which your company (a) acts as "designee" on behalf of the Trust for receipt of purchases and redemption orders of shares of the Funds on behalf of your contract owners; (b) processes each Business Day's transactions based on requests received by Nationwide by the Close of Trading to determine the net dollar amount of Fund shares that shall be purchased and redeemed at that day's Share Price; (c) transmits to the Trust for processing as of a given day only those orders for the purchase or redemption of Fund shares that Nationwide receives by the Close of Trading on that day; and (d) transmits such orders on a timely basis as provided in the Fund Participation Agreement.

2.	Has complied, and continues to comply, with all relevant laws and regulations applicable to mutual fund orders;
3.
Has complied, and continues to company, with the provisions of the Fund Participation Agreement and the Portfolios' prospectus disclosure stating that purchase and redemption orders of the Portfolios will be executed at the next share price computed after such order is accepted by the Company;

4.	Has no agreements or arrangements with any parties to foster to permit "late trading" or "market timing" that would have an effect on Company's mutual funds;
5.	Has in effect and complies with appropriate policies, procedures and practices to ensure continued compliance with the foregoing;
6.	Has, to the extent that it uses third parties to process orders on its behalf, received reasonable assurances from any such third party that the third party is adhering to the foregoing standards.